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                                  EXHIBIT 5.1





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                                 July 25, 1996


Lark Technologies, Inc.
9545 Katy Freeway, Suite 465
Houston, Texas  77024

Ladies and Gentlemen:

We have represented Lark Technologies, Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement"), relating to the offering of shares of the Company's common stock, par value $0.001 per share (the "Common Stock") pursuant to the Company's 1990 Stock Option Plan, as amended (the "Plan").

In connection therewith, we have examined, among other things, the Certificate of Incorporation and the By-laws of the Company, as amended, the corporate proceedings taken to date with respect to the authorization of the Plan, the authorization, issuance and sale of the Common Stock pursuant thereto, forms of the Option Agreements to be executed between the Company and the employees to be named therein and such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates and telegrams of public officials as to certain matters of fact relating to the opinion contained herein and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Moreover, we have assumed the due authorization, execution and delivery of all instruments and documents by all parties thereto other than the Company, and the legality, validity, binding effect on and enforceability against all such parties of such instruments and documents.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and

         2. The issuance of the Common Stock to be issued by the Company pursuant to the Plan has been duly authorized, and (subject to the Registration Statement becoming effective and any applicable Blue Sky laws being complied with) upon the issuance





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Lark Technologies, Inc.
July 17, 1996
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         and delivery thereof in accordance with the terms of the applicable
         Option Agreement and as set forth in the Registration Statement, upon the receipt by the Company of the purchase price thereof, the Common Stock will be validly issued, fully paid, and nonassessable.

The opinion set forth above is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                                   Very truly yours,



                                                   Bracewell & Patterson, L.L.P.





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